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EXHIBIT 10.509

DESCRIPTION OF CHIRON CORPORATION'S
2002 EXECUTIVE OFFICERS VARIABLE COMPENSATION PROGRAM

Decisions on compensation (base salary and variable compensation) of Chiron Corporation's ('Chiron' or the 'Company') executive officers are made by the Compensation Committee of the Board of Directors.

For 2002, the Compensation Committee continued the Company's approach that base salaries for executive officers should be measured by reference to the median (50th percentile) of salaries for benchmark positions in comparator companies. Further, the Compensation Committee provided that a significant portion of total cash compensation (salary plus variable compensation) in the form of annual variable cash compensation potential should be 'at risk,' dependent upon individual, business unit and overall Company performance. Variable cash compensation for executive officers overall was targeted to yield total cash compensation at the 50% percentile, but with the opportunity to significantly exceed the 50% percentile of total cash compensation as shown by comparative data, in the case of outstanding Company, business unit, and individual performance.

The Compensation Committee based its decisions regarding variable compensation for executive officers upon its evaluation of performance against pre-established performance metrics developed at the Company, business unit and functional or corporate unit level.

Variable compensation for the Chairman and Chief Executive Officer is based on the performance of the Company as measured against the pre-established Company metrics composed of financial objectives and technology and business innovation milestones.

Executive officers responsible for business units or major functional or corporate units are eligible for variable compensation based on the pre-established Company metrics and on the achievement of their respective business, functional, or corporate unit metrics.

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  EXHIBIT 10.509
DESCRIPTION OF CHIRON CORPORATION'S 2002 EXECUTIVE OFFICERS VARIABLE COMPENSATION PROGRAM